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                                                                   EXHIBIT 99(b)





     DEARBORN, Mich., February 1, 2000 -- CMS Energy Corporation (NYSE:CMS) announced today a major financial restructuring plan to strengthen significantly the Company's balance sheet and to provide for enhanced future earnings per share growth.

     The Company intends, as soon as practicable, to make an initial public offering (IPO) of approximately $600 million of a tracking stock representing 20 percent of the financial interest in its electric and gas utility, Consumers Energy. About 75 percent of Consumers Energy's earnings are expected to be paid as dividends to CMS Energy and to the new tracking stock's public shareholders.

     The $600 million proceeds will supplement the $600-750 million currently being raised through the disposition of non-strategic assets. These funds will be used mostly for reduction of debt and fixed charges, thus improving the Company's financial flexibility. Some of the proceeds will also be used for repurchase of CMS Energy common stock, which the Company believes is currently undervalued. In this regard, the Company also announced that its Board of Directors has approved an authorization to repurchase up to 10 million shares of CMS Energy common stock, from time to time, in open market or private transactions.

     In addition, the Company announced that the CMS Energy dividend, currently at an annual rate of $1.46 per share, will be reduced at the time of completion of the IPO to $.40 per share to enhance the earnings growth of the Company. This action will also bring the dividend payout into line with comparable higher-growth energy companies. The Board has also authorized, at the time of the IPO, a tax-free exchange offer to provide an opportunity for CMS Energy common stock to be converted into the new tracking stock for those shareholders who would prefer to invest in a yield-oriented security.

     William T. McCormick, Jr., Chairman and CEO, said that "this restructuring program, along with the ongoing asset optimization program and dividend actions, will quickly improve CMS Energy's balance sheet and will eliminate the need to issue any CMS Energy common stock in the future except for a major acquisition. It will also increase annual cash flow by about $125 million and should deliver 10-12 percent earnings per share growth in 2001 over 2000 and 12-15 percent annually thereafter."

     Mr. McCormick also said "the restructuring, which will now provide a market valuation of CMS Energy's utility and diversified energy business, should result in a better market recognition of the value of these businesses. This, coupled with higher earnings per share growth rates, should lead to an improved CMS Energy price-to-earnings ratio."




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     Because of the restructuring program, higher interest rates, loss of earnings from some asset sales and other reasons, CMS Energy is providing a lower year 2000 earnings outlook of $2.80- 2.90 per share which is composed of $2.50 per share from sustainable earnings and $0.30-0.40 per share from additional gains on asset sales. In the year 2001, the Company forecasts sustainable earnings of $2.75-2.80 per share and, in the year 2002, sustainable earnings of $3.10- 3.20 per share.

     Dearborn, Mich.,-based CMS Energy Corporation has annual sales of over $6 billion and assets of about $15 billion throughout the U.S. and in 22 countries around the world with businesses in electric and natural gas utility operations; independent power production; natural gas pipelines, gathering, processing and storage; oil and gas exploration and production; and energy marketing, services and trading.

     This document contains "forward-looking statements" within the meaning of the safe-harbor provisions of federal securities laws. These forward-looking statements are subject to various factors which could cause our actual results to differ materially from those anticipated in such statements. Please refer to the various assumptions, risks and uncertainties discussed in our SEC filings, including particularly those discussed in the section entitled Forward-Looking Statements Cautionary Factors in our Form 8-K, filed on February 1, 2000, for further explanation of such factors.

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Please visit CMS Energy's website at www.cmsenergy.com for a copy of the materials distributed at the Company's presentation to Security Analysts on February 1, 2000.